As filed with the Securities and Exchange Commission on September 20, 2010
Registration No. 333-166810
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to

Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CoreSite Realty Corporation
(Exact name of registrant as specified in governing instruments)

1050 17th Street, Suite 800
Denver, CO 80265
(866) 777-2673
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas M. Ray
President & Chief Executive Officer
CoreSite Realty Corporation
1050 17th Street, Suite 800
Denver, CO 80265
(866) 777-2673
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond Y. Lin	Edward J. Schneidman
Patrick H. Shannon	John P. Berkery
Latham & Watkins LLP	Mayer Brown LLP
885 Third Avenue	1675 Broadway
New York, New York 10022	New York, New York 10019
(212) 906-1200	(212) 506-2500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Securities and Exchange Commission registration fee	$23,558
FINRA filing fees	35,000
NYSE listing fee	125,000
Printing and engraving expenses	400,000
Legal fees and expenses	3,500,000
Accounting fees and expenses	1,500,000
Transfer agent and registrar fees	10,000
Miscellaneous	106,442

Total	$5,700,000

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

During the past three years, we (including our predecessor), have issued and sold the following unregistered securities: On February 17, 2010, in connection with our formation, Thomas M. Ray was issued 1,000 shares of our common stock for total consideration of $10.00 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the Restructuring Transactions, an aggregate of 34,600,000 operating partnership units with an aggregate value of $553.6 million, assuming a price per share at the midpoint of the range set forth on the cover page of the prospectus that forms a part of this Registration Statement, will be issued to certain persons transferring to us interests in the asset entities that own the properties comprising our initial portfolio in consideration of such transfer. All such persons had a substantive, pre-existing relationship with us. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. We did not generally solicit or advertise to market our securities. All such persons made their investment decisions based on their substantive pre-existing relationships with us and the information that we provided to them. The issuance of such operating partnership units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and pursuant to Rule 506 of Regulation D of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate our company, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify

•	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and

•	any individual who, while a director or officer and, at our request, serves or has served as a director, officer, trustee, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity, against any claim or liability by reason of that status and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of his or her ultimate entitlement to indemnification. The rights to indemnification and advance of expenses provided by our charter and bylaws vest immediately upon election of a director or officer. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company or any entity acquired by our company, or its predecessors, if any, or any partnership controlled by our company, or its predecessors, if any, in any of the capacities described above and any employee or agent of us or a predecessor of our company or acquired entity.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of CoreSite, L.P., the partnership in which we serve as sole general partner.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement between CoreSite Realty Corporation and the underwriters named therein.
3	.1**	Articles of Amendment and Restatement of CoreSite Realty Corporation.
3	.2**	Amended and Restated Bylaws of CoreSite Realty Corporation.
4	.1**	Specimen certificate representing the Common Stock of CoreSite Realty Corporation.
5	.1*	Opinion of Venable LLP as to legality of the securities being issued.
8	.1*	Opinion of Latham & Watkins LLP as to certain U.S. federal income tax matters.
10	.1**	Form of Limited Partnership Agreement of CoreSite, L.P.
10	.2**	Form of 2010 Equity Incentive Plan.
10	.3**	Form of 2010 Equity Incentive Plan Restricted Stock Unit Award Agreement.
10	.4**	Form of 2010 Equity Incentive Plan Stock Option Agreement.
10	.5**	Form of 2010 Equity Incentive Plan Restricted Stock Agreement.
10	.6**	Form of 2010 Equity Incentive Plan Restricted Stock Agreement for Non-Employee Directors.
10	.7**	Employment Agreement between CoreSite Realty Corporation and Thomas M. Ray.
10.8		Employment Agreement between CoreSite Realty Corporation and Deedee M. Beckman.
10	.9**	Form of Indemnification Agreement for directors and officers of CoreSite Realty Corporation.
10	.10**	Form of Registration Rights Agreement.
10	.11**	Form of Tax Protection Agreement.
10.12		Form of Contribution Agreement.
10	.13**	Lease Agreement between Hines REIT One Wilshire Services, Inc. and CRG West One Wilshire, L.L.C., dated as of August 1, 2007.
10	.14**	Lease Agreement between Hines REIT One Wilshire, LP and CRG West One Wilshire, L.L.C., dated as of August 1, 2007.
10	.15**	First Amendment to Lease between Hines REIT One Wilshire, LP and CRG West One Wilshire, L.L.C., dated as of May 1, 2008.
10	.16**	Form of Restricted Stock Agreement.
10	.17**	Form of Restricted Unit Agreement.
10	.18**	Form of Management Rights Agreement.
10	.19**	CoreSite Realty Corporation and CoreSite, L.P. Senior Management Severance and Change in Control Program.
10	.20**	CoreSite Realty Corporation Non-Employee Director Compensation Policy.
16	.1**	Letter of Ernst & Young, LLP regarding Change in Certifying Accountants.
16	.2**	Letter of Baker Tilly Virchow Krause, LLP (formerly Beers & Cutler PLLC) regarding Change in Certifying Accountants.
21	.1**	Subsidiaries of CoreSite Realty Corporation.
23	.1**	Consent of KPMG LLP.
23	.2*	Consent of Venable LLP (included in Exhibit 5.1).
23	.3*	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
24	.1**	Powers of Attorney (included in signature pages).
99	.1**	Consent of Robert G. Stuckey to be named as a board nominee.
99	.2**	Consent of Paul E. Szurek to be named as a board nominee.
99	.3**	Consent of David A. Wilson to be named as a board nominee.

Exhibit
Number		Description

99	.4**	Consent of James A. Attwood, Jr. to be named as a board nominee.
99	.5**	Consent of Michael Koehler to be named as a board nominee.
99	.6**	Consent of J. David Thompson to be named as a board nominee.

*	To be filed by amendment.

**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 20, 2010.

CORESITE REALTY CORPORATION

By:	/s/ Thomas M. Ray
Name:     Thomas M. Ray

Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas M. Ray Thomas M. Ray	President and Director (Principal Executive Officer)	September 20, 2010

/s/ Deedee M. Beckman Deedee M. Beckman	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 20, 2010